Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS
— 4Q 2010 Operating Earnings of $1.14 Per Share, up 19% from $0.96 Per Share in 4Q 2009 —
— Full Year 2010 Operating Earnings of $4.38 Per Share, up 53% from $2.87 Per Share in 2009 —
— 4Q 2010 Net Income of $0.05 Per Share, down from $0.35 Per Share in 4Q 2009 —
— Full Year 2010 Net Income of $3.00 Per Share Versus Net Loss of $2.89 Per Share in 2009 —
— 4Q & Full Year 2010 Premiums, Fees & Other Revenues Increase Over Prior Periods —
— Year-End Book Value Per Share Grows 16% Over 2009 —
NEW YORK, February 9, 2011 — MetLife, Inc. (NYSE: MET) today reported fourth quarter 2010 net income of $51 million, or $0.05 per share, and operating earnings1 of $1.2 billion, or $1.14 per share. Derivative losses drove most of the difference between net income and operating earnings in the fourth quarter of 2010.
MetLife today also reported full year 2010 net income of $2.7 billion, or $3.00 per share. Operating earnings for the full year 2010 were $3.9 billion, or $4.38 per share.
“Our 2010 financial results were strong, including a 65% increase in operating earnings, which is consistent with the guidance we provided in December at Investor Day,” said C. Robert Henrikson, chairman, president & chief executive officer of MetLife, Inc. “During the year, we increased premiums, fees & other revenues and also achieved annualized savings above the target of our Operational Excellence initiative. These results, combined with our recently completed acquisition of Alico, have positioned MetLife to deliver strong top and bottom line results in 2011. Furthermore, the integration of Alico is on target, and we are focused on leveraging our many strengths to meet the insurance and retirement income needs of customers across the globe.”

[1]	Information regarding the non-GAAP financial measures included in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release and/or the Fourth Quarter 2010 Quarterly Financial Supplement.

FULL YEAR 2010 SUMMARY
•	Premiums, fees & other revenues of $35.8 billion, up 5% over 2009
•	Operating earnings of $3.9 billion ($4.38 per share), up 65% over 2009
•	Book value per share of $44.18, up 16% from year-end 2009
•	Total assets of $730.7 billion, up 35% from year-end 2009 due primarily to the acquisition of Alico

	For the year ended December 31,
($ in millions, except per share data)	2010	2009	Change
Premiums, fees & other revenues	$35,758	$34,019	5%
Total operating revenues	$53,079	$49,108	8%

Net income (loss)	$2,668	$(2,368)	—
Net income (loss) per share	$3.00	$(2.89)	—
Operating earnings	$3,892	$2,365	65%
Operating earnings per share	$4.38	$2.87	53%
FOURTH QUARTER 2010 SUMMARY
•	Completed acquisition of Alico on November 1, 2010, with results now reported in the International segment; results for the fourth quarter of 2010 reflect one month of Alico operations

•	Premiums, fees & other revenues of $9.7 billion, up 4% over the fourth quarter of 2009 and up 12% over the third quarter of 2010

•	Strong U.S. annuity sales of $5.5 billion, up 28% over the fourth quarter of 2009

•	Operating earnings of $1.2 billion ($1.14 per share), reflecting:
o	dilution of $0.15 per share resulting from the acquisition of Alico

o	strong variable investment income, which was above the plan range by $138 million ($0.17 per share), after tax and the impact of deferred acquisition costs (DAC)

o	a $48 million ($0.06 per share), after tax, reduction in earnings due to the impact of the company’s variable annuity hedge program, which more than offset the benefit of higher equity markets and interest rates

	For the three months ended December 31,
($ in millions, except per share data)	2010	2009	Change
Premiums, fees & other revenues	$9,660	$9,321	4%
Total operating revenues	$14,208	$13,321	7%

Net income (loss)	$51	$289	(82)%
Net income (loss) per share	$0.05	$0.35	(86)%
Operating earnings	$1,158	$793	46%
Operating earnings per share	$1.14	$0.96	19%

Book value per share	$44.18	$37.96	16%
Book value per share excluding AOCI	$43.23	$41.69	4%

BUSINESS SEGMENT DISCUSSIONS
All comparisons of fourth quarter 2010 results in the segment discussions below are with the fourth quarter of 2009, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release and in the Fourth Quarter 2010 Quarterly Financial Supplement, which is available on the Investor Relations section of www.metlife.com.
U.S. BUSINESS
•	U.S. Business premiums, fees & other revenues of $7.2 billion, down 8% as a 23% increase in Retirement Products fees was more than offset by a decline in Insurance Products and Corporate Benefit Funding premiums, fees & other revenues
•	Record variable annuity sales of $5.1 billion, up 38%
•	Operating earnings of $841 million, down 5% as strong growth in Corporate Benefit Funding earnings were offset by lower earnings in Insurance Products and Retirement Products; increased amortization of DAC and other adjustments as a part of the annual review of DAC assumptions reduced U.S. Business earnings by $17 million ($0.02 per share), after tax
Insurance Products
Premiums, fees & other revenues for Insurance Products — which includes group life, individual life and non-medical health insurance — were $5.1 billion, down 4% as an increase in the dental business was offset by declines in other businesses in the segment.
Operating earnings for Insurance Products were $309 million, down 23% as higher net investment income was more than offset by increased amortization of DAC and other adjustments. In addition, group life underwriting results remained solid and were consistent with fourth quarter 2009 results.
Retirement Products
Premiums, fees & other revenues for Retirement Products — which includes the company’s U.S. annuity products — were $812 million, down $1 million. Total annuity sales increased 28% due to strong growth in variable annuities. In addition, total annuity net flows were strong at $2.2 billion and higher than in both the third quarter of 2010 and fourth quarter of 2009.
Operating earnings for Retirement Products were $175 million, down 17% as higher net investment income and separate account fees were more than offset by the impact of the company’s variable annuity hedge program described above as well as less favorable unlocking of DAC and other adjustments.
Corporate Benefit Funding
Premiums, fees & other revenues for Corporate Benefit Funding — which includes the U.S. and U.K. pension closeout businesses, structured settlements and other corporate benefit funding products — were $513 million, down from $930 million, due to lower pension closeout sales (which fluctuate from quarter to quarter) and a decline in structured settlement premiums, which were very strong in the fourth quarter of 2009.

Operating earnings for Corporate Benefit Funding were $283 million, up 51% primarily due to higher net investment income.
Auto & Home
Net written premiums for Auto & Home were $729 million, up 4%. Operating earnings were strong at $74 million, but down 12% due to a $23 million increase in catastrophe losses. Catastrophe losses in the fourth quarter of 2010 were $13 million higher than expected. Favorable non-catastrophe claim development related to prior accident years was $16 million, after tax, compared with $9 million, after tax, in the fourth quarter of 2009. Excluding catastrophes, Auto & Home’s combined ratio was 90.0%, compared with 91.8%.
INTERNATIONAL BUSINESS
•	International premiums, fees & other revenues of $2.1 billion, up 75% due to growth in MetLife’s businesses and the acquisition of Alico
•	Operating earnings of $305 million
International premiums, fees & other revenues were $2.1 billion, up 75% as results benefited from the acquisition of Alico and increases in MetLife’s other international businesses. In addition to strong results from Japan, total International premiums, fees & other revenues benefited from a 13% increase in Latin America, primarily due to growth in Mexico and Brazil, as well as a 3% increase in Asia Pacific.
International operating earnings were $305 million, up significantly as the segment benefited from strong business growth and the acquisition of Alico. Operating earnings in the fourth quarter of 2010 from MetLife’s existing international businesses were strong at $191 million. Alico’s contribution to operating earnings was $114 million.
Changes in assumptions for measuring the effects of inflation on certain inflation-indexed fixed maturity securities reduced earnings in the fourth quarter of 2009 by $104 million and, in the fourth quarter of 2010, benefited earnings by $22 million ($0.03 per share). Fourth quarter 2010 operating earnings also benefited from $15 million ($0.02 per share) of one-time tax-related benefits.
International fourth quarter 2010 results reflect one month of Alico operations due to Alico’s fiscal year ending on November 30, 2010.
BANKING, CORPORATE & OTHER
Total operating revenues for MetLife Bank were $355 million, down 6% due to lower mortgage servicing revenue. Total assets at December 31, 2010 were $16.3 billion, up 16% from December 31, 2009. MetLife Bank operating earnings were $46 million, down 29%.
Corporate & Other had an operating loss of $34 million, compared with an operating loss of $175 million. Results in the fourth quarter of 2010 benefited from higher net investment income, $20 million ($0.02 per share) of one-time tax-related benefits and a $27 million ($0.03 per share) legal settlement.

INVESTMENTS
•	Investment portfolio of $451.2 billion, up from $337.7 billion at December 31, 2009 largely due to the acquisition of Alico
•	Strong net investment income of $4.5 billion, up 14%
•	Net investment portfolio loss declined to $4 million, after tax (including impairments of $82 million, after tax), compared with a net investment portfolio loss of $70 million, after tax
Net investment income was $4.5 billion, up 14% from the fourth quarter of 2009 and up 5% from the third quarter of 2010. During the fourth quarter of 2010, variable investment income was $423 million ($268 million, after tax and the impact of DAC), driven by strong performance from private equity funds.
For the quarter, MetLife reported a $4 million, after tax, net investment portfolio loss and $1.0 billion, after tax, in derivative losses. MetLife uses derivatives in connection with its broader portfolio management strategy to hedge a number of risks, including changes in interest rates and fluctuations in foreign currencies. Movement in interest rates, foreign currencies and MetLife’s own credit spread — which impacts the valuation of certain insurance liabilities — can generate derivative gains or losses. Derivative gains or losses related to MetLife’s own credit spread do not have an economic impact on the company.
Earnings Conference Call
MetLife will hold its fourth quarter and full year 2010 earnings conference call and audio Webcast on Thursday, February 10, 2011, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1011 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Thursday, February 10, 2011, until Thursday, February 17, 2011 at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 169213. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
All references in this press release (except in this section) to net income (loss), net income (loss) per share, operating earnings, operating earnings per share and book value per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share and book value per common share, respectively.
Operating earnings available to common shareholders, operating revenues (including net investment income as well as premiums, universal life and investment-type product policy fees & other revenues), operating expenses, operating earnings available to common shareholders per diluted common share and book value per common share, excluding accumulated other comprehensive income (AOCI), are not calculated based on accounting principles generally accepted in the United States (GAAP).
The historical and forward-looking financial information presented in this press release include performance measures which are based on methodologies other than GAAP. MetLife, Inc. analyzes its performance using financial measures, such as operating earnings, operating revenues, operating expenses, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, that are not based on GAAP. MetLife believes the presentation of operating earnings and operating earnings available to common shareholders as MetLife measures it for management purposes enhances the understanding of its performance by highlighting the results of operations and the underlying profitability drivers of the businesses. Operating earnings, operating revenues, operating expenses, operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and operating return on common equity should not be viewed as substitutes for GAAP net income (loss) from continuing operations, net of income tax, GAAP revenues, GAAP expenses, GAAP net income (loss) available to MetLife, Inc.’s common shareholders, GAAP net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, and return on common equity, respectively.
Operating earnings is the measure of segment profit or loss that MetLife uses to evaluate segment performance and allocate resources and, consistent with GAAP accounting guidance for segment reporting, is MetLife’s measure of segment performance. Operating earnings is also a measure by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans.
Operating earnings is defined as operating revenues less operating expenses, net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends and operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated.
Operating revenues is defined as GAAP revenues (i) less net investment gains (losses) and net derivative gains (losses), (ii) less amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses), (iii) plus scheduled periodic settlement payments on derivatives that are hedges of investments but do not qualify for hedge accounting treatment, (iv) plus income from discontinued real estate operations, (v) less net investment income related to contractholder-directed unit-linked investments, and (vi) plus, for operating joint ventures reported under the equity method of accounting, the aforementioned adjustments, those identified in the definition of operating expenses and changes in fair value of hedges of operating joint venture liabilities, all net of income tax.
Operating expenses is defined as GAAP expenses (i) less changes in policyholder benefits associated with asset value fluctuations related to experience-rated contractholder liabilities and certain inflation-indexed liabilities, (ii) less costs related to business combinations and noncontrolling interests, (iii) less amortization of deferred policy acquisition costs and value of business acquired and changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (iv) less interest credited to policyholder account balances related to contractholder-directed unit-linked investments, and (v) plus scheduled periodic settlement payments on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment.
In addition, operating revenues and operating expenses do not reflect the consolidation of certain securitization entities that are variable interest entities as required under GAAP.
Statistical sales information for life insurance is calculated by MetLife using the LIMRA International, Inc. definition of sales for core direct sales, excluding company sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Individual annuities sales consists of statutory premiums direct and assumed, excluding company sponsored internal exchanges.
About MetLife
MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers in over 60 countries. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia Pacific, Europe and the Middle East. For more information, visit www.metlife.com.
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife, Inc. and its subsidiaries. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (the “SEC”). These factors include: (1) difficult conditions in the global capital markets; (2) increased volatility and disruption of the capital and credit markets, which may affect our ability to seek financing or access our credit facilities; (3) uncertainty about the effectiveness of the U.S. government’s programs to stabilize the financial system, the imposition of fees relating thereto, or the promulgation of additional regulations; (4) impact of comprehensive financial services regulation reform on us; (5) exposure to financial and capital market risk; (6) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect our ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets; (7) potential liquidity and other risks resulting from our participation in a securities lending program and other transactions; (8) investment losses and defaults, and changes to investment valuations; (9) impairments of goodwill and realized losses or market value impairments to illiquid assets; (10) defaults on our mortgage loans; (11) the impairment of other financial institutions that could adversely affect our investments or business; (12) our ability to address unforeseen liabilities, asset impairments, loss of key contractual relationships, or rating actions arising from acquisitions or dispositions, including our acquisition of American Life Insurance Company (“Alico”), a subsidiary of ALICO Holdings LLC (“Alico Holdings”), and Delaware American Life Insurance Company (collectively, the “Acquisition”) and to successfully integrate and manage the growth of acquired businesses with minimal disruption; (13) uncertainty with respect to the outcome of the closing agreement entered into between Alico and the United States Internal Revenue Service in connection with the Acquisition; (14) uncertainty with respect to the making of elections under Section 338 of the U.S. Internal Revenue Code of 1986, as amended, and any benefits therefrom, in connection with the Acquisition; (15) the dilutive impact on our stockholders resulting from the issuance of equity securities to Alico Holdings in connection with the Acquisition; (16) downward pressure on our stock price as a result of Alico Holdings’ ability to sell its equity securities; (17) the conditional payment obligation of approximately $300 million to Alico Holdings if the conversion of the preferred stock issued to Alico Holdings in connection with the Acquisition into our common stock is not approved; (18) economic, political, currency and other risks relating to our international operations, including with respect to fluctuations of exchange rates; (19) our primary reliance, as a holding company, on dividends from our subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (20) downgrades in our and our affiliates’ claims paying ability, financial strength or credit ratings; (21) ineffectiveness of risk management policies and procedures; (22) availability and effectiveness of reinsurance or indemnification arrangements, as well as default or failure of counterparties to perform; (23) discrepancies between actual claims experience and assumptions used in setting prices for our products and establishing the liabilities for our obligations for future policy benefits and claims; (24) catastrophe losses; (25) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, distribution of amounts available under U.S. government programs, and for personnel; (26) unanticipated changes in industry trends; (27) changes in accounting standards, practices and/or policies; (28) changes in assumptions related to deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (29) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (30) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and the adjustment for nonperformance risk; (31) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (32) adverse results or other consequences from litigation, arbitration or regulatory investigations; (33) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others, (34) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (35) regulatory, legislative or tax changes relating to our insurance, banking, international, or other operations that may affect the cost of, or demand for, our products or services, impair our ability to attract and retain talented and experienced management and other employees, or increase the cost or administrative burdens of providing benefits to employees; (36) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes, including any related impact on our disaster recovery systems and management continuity planning which could impair our ability to conduct business effectively; (37) the effectiveness of our programs and practices in avoiding giving our associates incentives to take excessive risks; and (38) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.
We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
# # #

MetLife, Inc.
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In millions)
Revenues
Premiums	$7,316	$7,161	$27,394	$26,460
Universal life and investment-type product policy fees	1,692	1,553	6,037	5,203
Net investment income	4,794	3,924	17,615	14,837
Other revenues	647	601	2,328	2,329
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(144)	(670)	(682)	(2,439)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	31	460	212	939
Other net investment gains (losses)	45	94	78	(1,406)

Total net investment gains (losses)	(68)	(116)	(392)	(2,906)

Net derivative gains (losses)	(1,543)	(782)	(265)	(4,866)

Total revenues	12,838	12,341	52,717	41,057

Expenses
Policyholder benefits and claims	7,593	7,635	29,545	28,336
Interest credited to policyholder account balances	1,467	1,194	4,925	4,849
Policyholder dividends	329	353	1,486	1,650
Other expenses	3,445	2,980	12,803	10,556

Total expenses	12,834	12,162	48,759	45,391

Income (loss) from continuing operations before provision for income tax	4	179	3,958	(4,334)
Provision for income tax expense (benefit)	(78)	(131)	1,181	(2,015)

Income (loss) from continuing operations, net of income tax	82	310	2,777	(2,319)
Income (loss) from discontinued operations, net of income tax	3	3	9	41

Net income (loss)	85	313	2,786	(2,278)
Less: Net income (loss) attributable to noncontrolling interests	3	(7)	(4)	(32)

Net income (loss) attributable to MetLife, Inc.	82	320	2,790	(2,246)
Less: Preferred stock dividends	31	31	122	122

Net income (loss) available to MetLife, Inc.’s common shareholders	$51	$289	$2,668	$(2,368)

Operating Earnings Available to Common Shareholders Reconciliation
Net income (loss) available to MetLife, Inc.’s common shareholders	$51	$289	$2,668	$(2,368)

Adjustments from net income (loss) available to MetLife, Inc.’s common shareholders to operating earnings available to common shareholders:
Less: Net investment gains (losses)	(68)	(116)	(392)	(2,906)
Less: Net derivative gains (losses)	(1,543)	(782)	(265)	(4,866)
Less: Other adjustments to continuing operations	11	6	(981)	283
Less: Provision for income tax (expense) benefit related to adjustments above	493	378	401	2,683
Less: Income (loss) from discontinued operations, net of income tax	3	3	9	41
Net income (loss) attributable to noncontrolling interests	3	(7)	(4)	(32)

Operating earnings available to common shareholders	$1,158	$793	$3,892	$2,365

Reconciliation of GAAP revenues to operating revenues and GAAP expenses to operating expenses
Total revenues	$12,838	$12,341	$52,717	$41,057
Less: Net investment gains (losses)	(68)	(116)	(392)	(2,906)
Less: Net derivative gains (losses)	(1,543)	(782)	(265)	(4,866)
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	(5)	(6)	1	(27)
Less: Other adjustments to revenues	246	(76)	294	(252)

Total operating revenues	$14,208	$13,321	$53,079	$49,108

Total expenses	$12,834	$12,162	$48,759	$45,391
Adjustments related to net investment gains (losses) and net derivative gains (losses)	145	95	(118)	700
Other adjustments to expenses	(375)	(7)	(1,158)	(138)

Total operating expenses	$12,604	$12,250	$47,483	$45,953

1

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Diluted Earnings Per Common Share Calculation (1), (2):
Net income (loss) available to MetLife, Inc.’s common shareholders per common share — diluted	$0.05	$0.35	$3.00	$(2.89)
Less: Net investment gains (losses)	(0.07)	(0.14)	(0.44)	(3.53)
Less: Net derivative gains (losses)	(1.52)	(0.94)	(0.30)	(5.91)
Less: Other adjustments to continuing operations	0.01	0.01	(1.10)	0.33
Less: Provision for income tax (expense) benefit	0.49	0.45	0.45	3.26
Less: Discontinued operations, net of income tax	—	—	0.01	0.05
Net income (loss) attributable to noncontrolling interest	—	(0.01)	—	(0.04)

Operating earnings available to common shareholders per common share — diluted	$1.14	$0.96	$4.38	$2.87

Weighted average common shares outstanding (1), (2)	1,014.9	828.0	889.6	818.5

	At the Years Ended
	December 31,
	2010	2009
Book Value Per Common Share Calculation (2) :
Book value per common share — (actual common shares outstanding)	$44.18	$37.96
Less: Accumulated other comprehensive income (loss) per common share	0.95	(3.73)

Book value per common share, excluding accumulated other comprehensive income (loss) — (actual common shares outstanding)	$43.23	$41.69

Common shares outstanding, end of period (2)	1054.4	818.8

(1)	For the year ended December 31, 2009, 4.2 million shares, related to the assumed exercise or issuance of stock-based awards, have been excluded from the weighted average common shares outstanding-diluted, as these assumed shares are anti-dilutive to net income (loss) available to MetLife, Inc’s common shareholders per common share — diluted. These shares were included in the calculation of operating earnings available to common shareholders per common share-diluted.

(2)	In connection with the financing of the acquisition of ALICO in November 2010, 6,875,000 shares of convertible preferred stock issued to ALICO Holdings will automatically convert into 68,570,000 shares of common stock upon a favorable vote of MetLife’s common stockholders by the first anniversary of the closing of the acquisition. For purposes of the common share and weighted average common share calculations, the convertible preferred stock is treated as common shares.

2

MetLife, Inc.
Reconciliations of Net Income (Loss) Available to Common Shareholders to Operating Earnings Available to Common Shareholders
(Unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In millions)		(In millions)
Total U.S. Business Operations:
Net income (loss) available to MetLife, Inc.’s common shareholders	$406	$540	$3,490	$(1,272)
Less: Net investment gains (losses)	129	(90)	411	(2,532)
Less: Net derivative gains (losses)	(921)	(497)	287	(3,594)
Less: Other adjustments to continuing operations	121	57	(376)	505
Less: Provision for income tax (expense) benefit	235	182	(121)	1,963
Less: Discontinued operations, net of income tax	3	7	12	35
Net income (loss) attributable to noncontrolling interest	2	1	3	1

Operating earnings available to common shareholders	$841	$882	$3,280	$2,352

Insurance Products:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(34)	$242	$1,371	$(396)
Less: Net investment gains (losses)	25	48	103	(472)
Less: Net derivative gains (losses)	(496)	(253)	215	(1,786)
Less: Other adjustments to continuing operations	(54)	(41)	(237)	(139)
Less: Provision for income tax (expense) benefit	182	85	(31)	837
Less: Discontinued operations, net of income tax	—	3	—	22

Operating earnings available to common shareholders	$309	$400	$1,321	$1,142

Retirement Products: (1)
Net income (loss) available to MetLife, Inc.’s common shareholders	$(73)	$73	$812	$(623)
Less: Net investment gains (losses)	43	(84)	139	(533)
Less: Net derivative gains (losses)	(520)	(174)	266	(1,426)
Less: Other adjustments to continuing operations	104	46	(282)	519
Less: Provision for income tax (expense) benefit	126	74	(49)	504
Less: Discontinued operations, net of income tax	—	—	—	5
Net income (loss) attributable to noncontrolling interest	1	—	1	—

Operating earnings available to common shareholders	$175	$211	$739	$308

Corporate Benefit Funding: (1)
Net income (loss) available to MetLife, Inc.’s common shareholders	$437	$138	$1,012	$(574)
Less: Net investment gains (losses)	65	(59)	176	(1,486)
Less: Net derivative gains (losses)	89	(70)	(193)	(421)
Less: Other adjustments to continuing operations	71	52	143	125
Less: Provision for income tax (expense) benefit	(73)	25	(44)	621
Less: Discontinued operations, net of income tax	3	4	12	8
Net income (loss) attributable to noncontrolling interest	1	1	2	1

Operating earnings available to common shareholders	$283	$187	$920	$580

Auto & Home:
Net income (loss) available to MetLife, Inc.’s common shareholders	$76	$87	$295	$321
Less: Net investment gains (losses)	(4)	5	(7)	(41)
Less: Net derivative gains (losses)	6	—	(1)	39
Less: Provision for income tax (expense) benefit	—	(2)	3	1

Operating earnings available to common shareholders	$74	$84	$300	$322

International:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(182)	$(209)	$(126)	$(252)
Less: Net investment gains (losses)	(5)	(27)	(273)	(105)
Less: Net derivative gains (losses)	(648)	(255)	(491)	(798)
Less: Other adjustments to continuing operations	(14)	(64)	(427)	(206)
Less: Provision for income tax (expense) benefit	181	107	268	366
Net income (loss) attributable to noncontrolling interest	1	(9)	(5)	(28)

Operating earnings available to common shareholders	$305	$21	$792	$463

Banking, Corporate & Other:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(173)	$(42)	$(696)	$(844)
Less: Net investment gains (losses)	(192)	1	(530)	(269)
Less: Net derivative gain (losses)	26	(30)	(61)	(474)
Less: Other adjustments to continuing operations	(96)	13	(178)	(16)
Less: Provision for income tax (expense) benefit	77	89	254	354
Less: Discontinued operations, net of income tax	—	(4)	(3)	6
Net income (loss) attributable to noncontrolling interest	—	1	(2)	(5)

Operating earnings available to common shareholders	$12	$(110)	$(180)	$(450)

(1)	In the fourth quarter of 2010, management realigned certain income annuity products within the Company’s segments to better conform to the way it manages and assesses its business and began reporting such product results in the Retirement Products segment, previously reported in the Corporate Benefit Funding segment. Accordingly, prior period segment results have been adjusted to reflect such product reclassifications.

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